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                                                             EXHIBIT 21.1

                          POLO RALPH LAUREN CORPORATION
                            SIGNIFICANT SUBSIDIARIES

   All the significant subsidiaries are wholly-owned by Polo Ralph Lauren Corporation and/or one or more of its wholly-owned subsidiaries.

                                                Jurisdiction in
      Name                                      which Organized
      ----                                      ---------------
      Fashions Outlet of America, Inc.          Delaware
      PRL USA Holdings, Inc.                    Delaware
      PRL International, Inc.                   Delaware